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                                                                   EXHIBIT 23(a)

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Westamerica Bancorporation:

We consent to incorporation by reference in the registration statements (No. 333-105537 and No. 333-107329) on Forms S-8 of Westamerica Bancorporation and subsidiaries of our report dated February 6,2004, with respect to the consolidated balance sheets of Westamerica Bancorporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Westamerica Bancorporation.

/s/ KPMG LLP
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KPMG LLP


San Francisco, California
March 8, 2004